Exhibit 10.12

December 8, 2004	[LOGO]	425 Bush Street, 3rd Floor
San Francisco, CA
Myles McCormick		94108
1723 Milton Street		415-288-3500
Redwood City, CA 94061		Fax: 415-288-3501

Dear Myles,

On behalf of MD Beauty, I am pleased to extend an offer of full-time employment to you as Chief Financial Officer, reporting directly to me. This letter will highlight the financial aspects and terms of this assignment. The offer is contingent upon satisfactory reference from your current and past employers.

In this position you will be responsible for all of MD Beauty’s Finance functions and Legal matters. You will direct our accounting, financial control, treasury, taxation, financial planning and analysis functions, as well as, oversee all legal matters for the Company. We will look to you to play a critical role in establishing and building these functions and determining areas of opportunity and growth. In addition, if we take the Company public you will be responsible for Investor Relations. Below are the key features of our offer:

SALARY

•                  Your annualized salary is $250,000.00 and will be compensated at the rate of $9,615.39 on a bi-weekly basis.

•                  We are on a bi-weekly pay cycle with 26 pay periods in a year. Pay days are every other Friday, a week after the pay period ends. You may elect the direct deposit of your pay to your personal checking and/or savings accounts.

BONUS

•                  You will participate in our bonus plan with an annual target bonus of 70% of your base salary ($175,000.00). Normally the actual bonus payment is based upon Company performance and personal accomplishments. For the calendar year 2005 we will guarantee a bonus of at least $80,000 (less the customary taxes) assuming a start date of January 2005.

•                  Bonuses are paid once a year (after the close of the fiscal year). Specific objectives to obtain the non-guaranteed portion of the bonus will be developed with you after your start date. Eligibility is also dependent on active employment at the time of payout.

STOCK OPTIONS

•                  Once you commence employment with MD Beauty, you will be eligible to receive 400,000 MD Beauty employee stock options vesting of over 5 years. Of the 400,000 stock options, 35% of the options (140,000) will be performance based options, and 65% of the options (260,000) will be time based. The strike price on the options will be $2.6902 per share, which is the current investor cost.

BENEFITS

•                  MD Beauty offers comprehensive medical, dental and vision coverage. The majority of the cost of this coverage for employees is borne by the Company. Coverage begins on the first day of the month following 30 days of employment.

•                  We also provide Company paid basic life insurance of one times your base salary, and short and long term disability insurance. Please refer to the benefits summary document attached for more information.

EMPLOYMENT AT WILL: Your employment with the MD Beauty is “at will,” which means that either you or the MD Beauty has the right to terminate this employment arrangement at any time, with or without notice, and with or without cause. This policy of “at will” employment is the sole and entire agreement between you and the MD Beauty as to the duration of employment and the circumstance under which employment may be terminated.

CONDITIONS OF EMPLOYMENT: As part of the Company’s employment offer process, a completed employment application is required for all new employees.

Federal Immigration laws require that we verify the right of all new employees to work in the U.S. Therefore, we ask that you bring documents to verify your eligibility to work in the United States on your start date (these documents are typically a passport, or your right to work document/birth certificate along with a picture id (such as a drivers license). If you will not be able to provide documents by your start date, please contact me at 415-288-3511 prior to your scheduled start date.

EMPLOYMENT TERMS AND CONDITIONS: With the exception of employment at will, terms and conditions of employment with the Company may be modified at the sole discretion of the Company with or without cause or notice at any time. No implied contract concerning any employment-related decision or term or condition of employment can be established by any other statement, conduct, policy or practice. Examples of the types of terms and conditions of employment that are within the sole discretion of the Company include, but are not limited to, the following: promotions; demotions; compensation; benefits; work assignments; job duties and responsibilities; work hours and schedules; or any other terms and conditions as determined by the Company.

ACKNOWLEDGEMENT: This offer of employment will expire seven days from the date of this letter, although additional time for consideration of the offer can be made available if you find it necessary.

If you wish to accept the offer, please sign in the place provided below and return it to me within seven days. Two (2) copies of this document are provided; please return one executed copy to me and retain the second copy for your personal records.

Myles, we make this offer of employment with great enthusiasm and with the firm belief that this will be a mutually beneficial relationship. We greatly look forward to having you join our Company and become a member of our team. Should you have any questions about starting with the Company, please do not hesitate to contact me.

Very truly yours,

/s/ Leslie A. Blodgett
Leslie A. Blodgett
President and CEO
MD Beauty
425 Bush Street, 3rd Floor
San Francisco, CA 94108
415-288-3511

Enclosed: Benefits Summary

ACKNOWLEDGEMENT: I accept the terms and conditions of employment as outlined above:

/s/ Myles McCormick	Date:	12-13-04
Myles McCormick

Est. 12/31/04
Start Date